Exhibit 10.5

Execution Copy

AMENDED AND RESTATED
CONSTRUCTION AND FIELD GATHERING AGREEMENT
by and between
REPUBLIC MIDSTREAM, LLC
(“Gatherer”)
and
PENN VIRGINIA OIL & GAS, L.P.
(“Shipper”)

Dated September 24, 2015

TABLE OF CONTENTS

Page
ARTICLE IDEFINITIONS    1
ARTICLE IIDEDICATION AND COMMITMENT    6
ARTICLE IIICONSTRUCTION AND OWNERSHIP OF THE GATHERING SYSTEM; CONSTRUCTION SCHEDULE    8
ARTICLE IVCHARACTERISTICS OF THE GATHERING SYSTEM    11
ARTICLE VQUANTITY, NOMINATION AND IMBALANCE PROCEDURES    12
ARTICLE VICONTROL OF OIL    13
ARTICLE VIIMEASUREMENT AND TESTING    14
ARTICLE VIIIQUALITY    14
ARTICLE IXMINIMUM VOLUME COMMITMENT; FEES    14
ARTICLE XTERM    15
ARTICLE XISTATEMENTS AND PAYMENTS    15
ARTICLE XIIREGULATION    16
ARTICLE XIIITAXES AND ROYALTIES    17
ARTICLE XIVREPRESENTATIONS AND WARRANTIES    18
ARTICLE XVEASEMENTS    18
ARTICLE XVIINDEMNITY    19
ARTICLE XVIINOTICES AND STATEMENTS    20
ARTICLE XVIIIFORCE MAJEURE    21
ARTICLE XIXCONFIDENTIAL INFORMATION    21

ARTICLE XXASSIGNMENT OR SALE OF GATHERING SYSTEM    22
ARTICLE XXIMISCELLANEOUS    23

EXHIBITS
EXHIBIT A-1    DEDICATION AREA
EXHIBIT A-2    INITIAL WELLS
EXHIBIT B    NOMINATION PROCEDURES
EXHIBIT C    MEASUREMENT AND TESTING
EXHIBIT D    REQUIRED INSURANCE
EXHIBIT E    FORM OF MEMORANDUM OF DEDICATION – GONZALES
EXHIBIT F     FORM OF MEMORANDUM OF DEDICATION – LAVACA
EXHIBIT G     DESIGN PROPOSAL
EXHIBIT H    FORM OF TARIFF
EXHIBIT I    FORM OF MEMORANDUM OF DEDICATION – FAYETTE

2

CONSTRUCTION AND FIELD GATHERING AGREEMENT
THIS AMENDED AND RESTATED CONSTRUCTION AND FIELD GATHERING AGREEMENT (this “Agreement”) is made and entered into this 24th day of September, 2015 (the “Effective Date”) by and between Republic Midstream, LLC, a Delaware limited liability company (“Gatherer”), and Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“Shipper”). Gatherer and Shipper may hereinafter be referred to singularly as a “Party” and, together, as the “Parties.” This Agreement supersedes and replaces that certain Construction and Field Gathering Agreement dated July 30, 2014, as amended, by and between the Parties.
W I T N E S S E T H:

WHEREAS, the Parties desire that Gatherer construct, own and operate certain crude oil gathering lines to gather Shipper’s Oil (as defined in Article I) within the Dedication Area (as defined in Article I) and to deliver Shipper’s Oil to the Delivery Points (as defined in Article I); and
WHEREAS, Shipper desires to have Shipper’s Oil within the Dedication Area gathered by Gatherer and delivered to the Delivery Points;
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties, for themselves and for their successors and assigns, do hereby mutually covenant and agree as follows:

ARTICLE I
DEFINITIONS
For the purposes of this Agreement, the following terms are defined as follows:
“Acreage Swap” has the meaning given such term in Section 2.8.
“Additional Segment” means the Crude Oil gathering pipelines and other related facilities and equipment located in the Dedication Area necessary to gather and transport Crude Oil from a Receipt Point to any existing portion of the Gathering System.
“Additional Units” has the meaning given such term in Section 3.3(c).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.
“Agreement” has the meaning given such term in the introductory paragraph hereto.
“API” means the American Petroleum Institute
“API Gravity” means a gravity (at sixty degrees (60°) Fahrenheit) determined in accordance with the specific gravity scale developed by the API and expressed in degrees.
“Applicable Law” means, with respect to any Person, all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, governmental approvals, licenses and permits, directives and requirements of all Governmental Authorities, including all official interpretations thereof by any such Governmental Authorities, as in effect at any time or from time to time and, in each case, applicable to or binding upon such Person and, in the case of Gatherer, Gatherer’s ownership, use and operation of the Gathering System.
“Barrel” means a standard barrel of 42 U.S. gallons liquid volume of oil or other liquid hydrocarbons corrected to sixty degrees (60°) Fahrenheit and equilibrium vapor pressure.
“Base Gathering System” means the Crude Oil gathering pipelines and other related facilities and equipment located in the Dedication Area necessary to gather and transport Crude Oil from the Receipt Points related to the Initial Wells to the pipeline inlet flanges at the CDP; provided, however, that the Base Gathering System shall not include any trucking services.
“CDP” means the central delivery point identified on the map attached hereto as Exhibit A-1.
“Change in Law” means any change to any Applicable Law in effect on the Effective Date.
“Claim” means any demand, claim, action, suit, legal proceeding (whether at law or in equity) or arbitration.
“Collateral Assignment” has the meaning given such term in Section 20.1.
“Completion Date” has the meaning given such term in Section 3.5.

“Confidential Information” means (i) the terms and conditions of this Agreement, (ii) the terms and conditions of Shipper’s gathering and/or transportation agreements with downstream pipelines, trucking company or purchasers and (iii) all information and data (including all copies thereof) that is furnished or submitted by any Party or its Affiliates, whether oral, written or electronic, to the other Party or its Affiliates in connection with the operation of the Gathering System or the services rendered by Gatherer hereunder, including customer, pricing and nomination information and the terms and conditions of any contracts to which such furnishing Party is a party. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that a claiming Party proves:
(a)    is in the public domain at the time of its disclosure, other than as a result of a breach of this Agreement;
(b)    was in the possession of any Party or any of its Affiliates prior to being furnished such information; or
(c)    has been independently acquired or developed by a Party or any of its Affiliates without breaching this Agreement.
“Connection Units” means the Core Units and any Additional Units connected to the Gathering System.
“Construction Notice” has the meaning given such term in Section 3.3(a).
“Construction Plan” has the meaning given such term in Section 3.2.
“Crude Oil” means crude oil produced from lease production, including lower or higher API Gravity crude oil.
“Core Units” means those production units within the Dedication Area identified as “Core Units” on the map attached hereto as Exhibit A-1.
“Day” means a period of twenty-four (24) consecutive hours beginning at 7:00 a.m., Central Time, on each calendar day and ending at 7:00 a.m., Central Time, on the next succeeding calendar day or such other time period that any market and/or pipeline downstream of the Gathering System uses as the definition of “Day” for its operations if such time period is inconsistent with the preceding time period.
“Dedication Area” means all of the Interests within the areas of Gonzales, Lavaca and Fayette Counties, Texas identified on the map attached hereto as Exhibit A-1.
“Delivery Failure” has the meaning given such term in Section 3.5.
“Delivery Points” means the (i) outlet flange of Gatherer’s tank batteries located within the CDP where Gatherer redelivers Shipper’s Oil downstream by pipeline from the CDP, (ii) the outlet flange of Gatherer’s tank batteries located within the CDP where Gatherer redelivers Shipper’s Oil to truck loading connections at the CDP and (iii) any such other point(s) of interconnection as may be mutually agreed by Gatherer and Shipper.
“Easements” has the meaning given such term in Section 3.9.
“Effective Date” has the meaning given such term in the introductory paragraph hereto.

“Emissions” means any gaseous, liquid, solid or other substance emitted by the Gathering System, including carbon dioxide (“CO2”), sulfur dioxide (“SO2”), nitrogen oxides (“NOx”), mercury (“Hg”), volatile organic compounds (“VOC”) and volatile organic material (“VOM”).
“Equivalent Volume” means a volume of Shipper’s Oil equal to (x) the volume of Shipper’s Oil received by Gatherer at the Receipt Points, minus (y) Shipper’s proportionate share of Lost Oil.
“Excess Receipt Point” has the meaning given such term in Section 3.3(b).
“Excluded Units” has the meaning given such term in Section 3.3(d).
“Excluded Volumes” has the meaning given such term in Section 9.2(b).
“Expected Production Date” has the meaning given such term in Section 3.3(a).
“Fees” means the fees payable to Gatherer hereunder as described in Section 9.2.
“FERC” has the meaning given such term in Section 12.2.
“Financing Parties” means institutions (including any trustee or agent on behalf of such institutions) providing debt financing or refinancing to Gatherer for the acquisition, development, construction, ownership, operation, maintenance or leasing of the Gathering System.
“Force Majeure” means any circumstance beyond the reasonable control of the Person experiencing such inability to perform, whether of the kind enumerated herein or not, including any such circumstances caused by the non-performance of, or breach of, the other Party of its obligations under this Agreement or acts of God, strikes, lockouts or other industrial disturbances, curtailments or shutdowns, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, power failures, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, modification or maintenance of machinery or lines of pipe, freezing of lines of pipe, inability to obtain at reasonable cost any land use rights such as easements, servitudes, right-of-way grants, permits, governmental approvals or licenses and inability to obtain at reasonable cost materials or supplies for constructing or maintaining facilities, actions or failures to act of Governmental Authorities, including changes in Applicable Law, and which by the exercise of due diligence such Person is unable to prevent or overcome; provided, however, that “Force Majeure” shall not include any circumstance beyond the reasonable control of such Person where the circumstance is a direct result of the willful misconduct of such Person.
“Gatherer” has the meaning given such term in the introductory paragraph hereto.
“Gatherer Indemnitees” has the meaning given such term in Section 16.1.
“Gathering System” means, collectively, the Base Gathering System, the CDP, the Additional Segments and all associated facilities that Gatherer may construct as part thereof.
“Governmental Authority” means any government, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city, tribal or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over oil, electricity, power or other markets.

“Initial Production Date” means the date of first production of Shipper’s Oil from a well pad connected to an additional Receipt Point described in a Construction Notice.
“Initial Wells” means the wells of Shipper identified on Exhibit A-2 attached hereto.
“Interests” means all interests that Shipper (or any of its Affiliates or any successor in interest resulting from any merger, reorganization, consolidation or as part of a sale or other disposition of all or any portion of such interests) now or hereinafter owns, controls, acquires or has the right to market (as such marketing rights may change from time to time) in Shipper’s Oil reserves of, and production from, all formations in, under or attributable to the Dedication Area, together with any pool, communitized area or unit, and all interests in any wells, whether now existing or drilled hereafter, on or completed within the Dedication Area, or within any such pool, communitized area or unit, even though such interests may be incorrectly or incompletely stated, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of same maybe subject as of the Effective Date, and any and all replacements, renewals and extensions or amendments of any of the same; provided, however, that “Interests” shall not include (a) any Excluded Units or Outside Units or (b) any interest of Shipper or any of its Affiliates that must be offered to a third-party working interest partner pursuant to any applicable agreement with such partner in effect on the Effective Date, and which such partner receives or elects to receive, as applicable under the affected agreement.
“LACT/ACT Unit” means a Lease Automatic Custody Transfer unit or Automatic Custody Transfer unit, in each case with Coriolis mass metering devices and electronic temperature averaging capabilities.
“Losses” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs and expenses (including pre- and post-judgment interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses related to any Claim).
“Lost Oil” means the volume of crude oil (expressed in Barrels) which is lost and unaccounted for in the Gathering System. Shipper’s proportionate share of Lost Oil shall be stated in Barrels and shall be determined in accordance with Gatherer’s standard allocation procedures on a proportional basis.
“Minimum Volume Commitment” has the meaning given such term in Section 9.1.
“Month” means the period commencing at 7:00 a.m., Central Time, on the first day of a calendar month and ending at 7:00 a.m., Central Time, on the first day of the next succeeding calendar month or such other time period that any market and/or pipeline downstream of the Gathering System uses as the definition of “Month” for its operations if such time period is inconsistent with the preceding time period.
“Necessary Capacity” has the meaning given such term in Section 12.5.
“Non-Operated Interest” has the meaning given such term in Section 2.2(a).
“Outside Units” has the meaning given such term in Section 3.3(e).
“Party” and “Parties” have the meanings given such terms in the introductory paragraph hereto.
“Permissible Interruptions” has the meaning given such term in Section 5.4.
“Person” means any natural person, limited liability company, corporation, general or limited partnership, group, union, association, trust or Governmental Authority.

“PPI Adjustment” has the meaning given such term in Section 9.3.
“Preferential Fee” has the meaning given such term in Section 9.2(b).
“Prime Rate” means the per annum rate of interest announced as the “prime rate” for commercial loans posted from time to time by Wells Fargo Bank, N.A. or its successor or other bank on which the Parties agree.
“Prior Dedicated Interest” has the meaning given such term in Section 2.2(b).
“Projected Volumes” has the meaning given such term in Section 3.3(a).
“Proposed Acquired Acreage” has the meaning given such term in Section 2.8.
“Proposed Exchange Acreage” has the meaning given such term in Section 2.8.
“Proposed Released Acreage” has the meaning given such term in Section 2.9.
“Psia” means pounds per square inch absolute.
“Psig” means pounds per square inch gauge.
“Receipt Points” means the outlet flange of each of Shipper’s tank batteries located within the Dedication Area.
“Reputable and Prudent Operator” has the meaning set forth in Section 20.2.
“Reservations” has the meaning given such term in Section 6.5.
“Shipper” has the meaning given such term in the introductory paragraph hereto.
“Shipper Indemnitees” has the meaning given such term in Section 16.2.
“Shipper’s Oil” means all Interests of Shipper in Crude Oil, including, without limitation, all Crude Oil that Shipper owns, controls, acquires or has the right to market within the Dedication Area.
“Specifications” has the meaning given such term in Section 8.1.
“Successor” means a successor in interest resulting from any merger, reorganization, consolidation or as part of a sale or other disposition of any portion of the Interests, except as set forth in Sections 2.8, 2.9 and 2.10.
“System Completion Date” has the meaning given such term in Section 3.2.
“Tariff” means Gatherer’s TRRC Tariff and the rules and regulations of TRRC Tariff, as initially set forth on Exhibit H attached hereto, including supplements thereto and reissues thereof, under which Crude Oil is transported through the Gathering System.
“Tax” means any tax or fee imposed by any Governmental Authority.
“Term” has the meaning given such term in Article X.

“TRRC” means the Texas Railroad Commission.
ARTICLE II
DEDICATION AND COMMITMENT
2.1    Subject to Sections 2.2, 2.7, 2.8, 2.9 and 2.10, Shipper hereby dedicates and commits to Gatherer, in consideration for the gathering, trucking and delivery services to be provided by Gatherer hereunder, all of the Interests.
2.2    Shipper’s dedication and commitment of the Interests shall be subject to the Reservations as well as the following limitations:
(a)    Any Interest, other than Connection Units, which is, at any time after the Effective Date, both (a) operated by an operator other than Shipper, its Affiliate or a Successor and (b) owned less than 51% by Shipper or an Affiliate of Shipper where such ownership is measured by working interests (a “Non-Operated Interest”) shall not be subject to the dedication and commitment provided for in Section 2.1.
(b)    If Shipper acquires, after the Effective Date, any Interest which is subject to a prior dedication (a “Prior Dedicated Interest”), then such Prior Dedicated Interest shall not be subject to the dedication and commitment provided for in Section 2.1; provided, however, that, if any Prior Dedicated Interest is released from such prior dedication during the Term, then such Prior Dedicated Interest shall, effective upon such release, become subject to the dedication and commitment provided for in Section 2.1.
2.3    Commencing on the System Completion Date, Shipper shall deliver all of Shipper’s Oil produced from wells located in the Core Units to Gatherer at the Receipt Points.
2.4    Commencing on the System Completion Date, Gatherer shall provide gathering services for and accept and receive the volume of Shipper’s Oil (measured in Barrels) tendered by Shipper each Day at the Receipt Points located in the Core Units and deliver an Equivalent Volume to the Delivery Points. In the event that any Receipts Points in the Core Units are not connected to the Gathering System, Gatherer shall provide trucking services sufficient to transport all of Shipper’s Oil tendered by Shipper each Day at such Receipt Points and deliver an Equivalent Volume to the Delivery Points. If Gatherer elects to take truck delivery by a third party common carrier, Gatherer shall immediately notify Shipper of the carrier’s name and address. Gatherer shall furnish to Shipper delivery tickets for all volumes of Shipper’s Oil trucked from the Receipt Points.
2.5    Commencing on the Initial Production Date, Shipper shall deliver all of Shipper’s Oil to Gatherer at the Receipt Point described in the applicable Construction Notice.
2.6    Commencing on the Initial Production Date, Gatherer shall provide gathering services for and accept and receive the volume of Shipper’s Oil (measured in Barrels) tendered by Shipper each Day at the Receipt Point described in the applicable Construction Notice and deliver an Equivalent Volume to the Delivery Points.
2.7    Subject to Sections 2.8, 2.9 and 2.10, such dedication and commitment by Shipper under this Article II shall be deemed an interest that runs with the land in the Dedication Area, and the Parties agree that the dedications and commitments with regard to any Interest existing as of the Effective Date shall be deemed fully vested, and further agree that future interests in the Interests shall vest upon Shipper’s acquiring ownership, control or right to market such Interest(s). Shipper agrees to execute and deliver a memorandum in the form attached hereto as Exhibit E for Gonzales County, Exhibit F for Lavaca County and Exhibit I for Fayette County to Gatherer for recording in the real property records of each county in which any portion of the Dedication Area is located in order to evidence the dedication provision of this Article II.
2.8    If Shipper desires to sell or transfer to a third party acreage, excluding acreage within Connection Units, within the Dedication Area already dedicated under this Agreement (the “Proposed Exchange Acreage”) and receive in exchange for such acreage new acreage, not otherwise dedicated, within the Dedication Area (the “Proposed Acquired Acreage”) (such transaction, an “Acreage Swap”), Shipper shall notify Gatherer in writing of its desire for Gatherer to execute a dedication release of the Proposed Released Acreage in the Dedication Area. Shipper’s written notice will describe in reasonable detail the proposed Acreage Swap, including, as applicable: (i) a description of the portion of the Dedication Area to be released, including the number of net acres constituting the Proposed Exchange Acreage and (ii) a description of the Proposed Acquired Acreage, including the number net acres.
(a)    If the number of net acres constituting the Proposed Acquired Acreage is greater than or not less than ninety percent (90%) of the number of net acres constituting the Proposed Exchange Acreage, Gatherer shall grant such dedication release pursuant to this Section 2.8 and shall promptly deliver a recordable copy of such dedication release to Shipper.
(b)    If the number of net acres constituting the Proposed Acquired Acreage is less than ninety percent (90%) of number of net acres constituting the Proposed Exchange Acreage, Gatherer may, but shall not be required to (subject to Section 2.9), grant such dedication release pursuant to this Section 2.8.
2.9    If Shipper desires to sell or transfer to a third party acreage, excluding acreage within Connection Units, within the Dedication Area already dedicated under this Agreement other than pursuant to Section 2.8 (the “Proposed Released Acreage”), Shipper shall notify Gatherer in writing of its desire for Gatherer to execute a dedication release of the Proposed Released Acreage in the Dedication Area. Shipper’s written notice will describe in reasonable detail the portion of the Dedication Area to be released, including the number of net acres constituting the Proposed Released Acreage.
(a)    If the number of net acres constituting the Proposed Released Acreage is not more than five percent (5%) of the number of net acres included the Dedication Area at the time of such sale or transfer, Gatherer shall grant such dedication release pursuant to this Section 2.9 and shall promptly deliver a recordable copy of such dedication release to Shipper; provided, however, that Gatherer shall not be required to grant any such dedication release to the extent that the net acres included in the Dedication Area following such sell or transfer pursuant to this Section 2.9 is less than the net acres included in the Dedication Area on the Effective Date.
(b)    If the number of net acres constituting the Proposed Releases Acreage is more than five percent (5%) of number of net acres constituting the Proposed Released Acreage included the Dedication Area at the time of such sale or transfer, Gatherer may, but shall not be required to, grant such dedication release pursuant to this Section 2.9.
2.10    If, at any time, insufficient contiguous acreage remains in the Dedication Area for Shipper to create a drilling unit, or if Shipper is otherwise unable to create a pooled unit in which it is the operator of such pooled unit, Shipper shall notify Gatherer in writing, on a unit-by-unit basis, of its desire for Gatherer to execute a dedication release of a portion of the acreage in the Dedication Area necessary to create a pooled unit with one or more third parties. Shipper’s written notice will describe in reasonable detail the proposed pooled unit, including, as applicable: (i) an explanation of why Shipper’s acreage in the Dedication Area is insufficient to create a drilling unit, (ii) a description of the portion of the Dedication Area required to be released to form such pooled unit, (iii) the identification of the third party working interest owners of such pooled unit and (iv) the size of such pooled unit. Such proposed pooled units shall not exceed seven hundred four (704) acres. Upon receipt of the information set forth in this Section 2.9, Gatherer shall grant such dedication release pursuant to this Section 2.9 and shall promptly deliver a recordable copy of such dedication release to Shipper.
ARTICLE III
CONSTRUCTION AND OWNERSHIP OF THE GATHERING SYSTEM;
CONSTRUCTION SCHEDULE
3.1    Gatherer shall, at its sole risk, cost and expense, design, acquire right-of-way for, obtain all permits from Governmental Authorities for, procure materials for, construct, equip, install, own, operate and maintain the Gathering System, all in accordance with Applicable Law and the provisions of Article IV.
3.2    By not later than October 1, 2015, Gatherer shall prepare and deliver to Shipper a detailed construction plan (a “Construction Plan”) for the completion of the Base Gathering System and the CDP and shall review the design for constructing the Base Gathering System and the CDP with Shipper. Subject to Force Majeure, Gatherer shall use commercially reasonable efforts to complete construction of the Base Gathering System and CDP so that all of the Initial Wells are connected to the Gathering System, and the Base Gathering System and CDP are operational, by not later than January 1, 2016 (such completion date, the “System Completion Date”). If the System Completion Date has not occurred on or before March 31, 2016, Shipper may terminate this Agreement. Within thirty (30) Days of the System Completion Date, Shipper shall commence and thereafter continue on an uninterrupted basis (except for interruptions caused by Force Majeure, Permissible Interruptions or Gatherer) delivery of Shipper’s Oil into the Base Gathering System.
3.3    Gatherer shall expand or extend, add or remove components and operate the Gathering System as necessary to connect Shipper’s wells within the Dedication Area as follows:
(a)    Shipper shall notify Gatherer of the need to construct and install an Additional Segment to connect an additional Receipt Point within the Dedication Area not included as part of the Base Gathering System (a “Construction Notice”) at least 120 Days prior to the date on which the first well on the first well pad to be connected to such additional Receipt Point is expected to be spud. Each Construction Notice delivered by Shipper shall describe in reasonable detail (i) the expected date of first production of Shipper’s Oil from the first well pad to be connected to such additional Receipt Point (the “Expected Production Date”), (ii) the desired location for such additional Receipt Point, (iii) Shipper’s good faith projection of the daily volumes of Shipper’s Oil to be gathered during the initial two (2) years of production from the first well pad to be connected to such additional Receipt Point (“Projected Volumes”) and (iv)  the anticipated API Gravity of Shipper’s Oil to be produced from the first well pad to be connected to such additional Receipt Point.
(b)    Within 30 Days following the receipt of a Construction Notice, Gatherer shall notify Shipper whether it elects to connect such additional Receipt Point to the Gathering System (it being understood that Gatherer must connect (and shall have no election with respect to) any additional Receipt Point within a Core Unit); provided, however, that Gatherer shall not be required to connect any additional Receipt Point pursuant to this Section 3.2 in a production unit which already has a Receipt Point connected to the Gathering System (subject to the following proviso) if the aggregate Receipt Points connected to the Gathering System following the installation of such additional Receipt Point (an “Excess Receipt Point”) would be more than one hundred and fifty percent (150%) of the number of total number of production units then connected to the Gathering System; provided, further, that Gatherer shall construct, install, own and operate any Excess Receipt Point if such Excess Receipt Point does not require an additional LACT/ACT Unit and if Shipper reimburses Gatherer for the lesser of (x) $100,000 and (y) 50% of the actual costs associated with construction and installation of such Excess Receipt Point. If Gatherer elects to connect any additional Receipt Point, it shall prepare and deliver to Shipper a detailed Construction Plan for the installation of the additional Receipt Point requested by such Construction Notice and the completion of the related Additional Segment and shall review with Shipper the design for constructing and/or modifying and operating such Additional Segment.
(c)    Gatherer shall use commercially reasonable efforts to complete the construction of the additional Receipt Point described in such Construction Notice and the related Additional Segment so that such Additional Segment is operational by not later than 30 Days prior to the Expected Production Date, subject to Force Majeure. Any production units connected to the Gathering System by Gatherer pursuant to this Section 3.3 shall become “Additional Units.”
(d)    Except as set forth in Section 3.3(b), if Gatherer elects not to install an additional Receipt Point or if Gatherer fails to make its election within the required 30-Day period, Shipper, its Affiliates or a third party at the direction of Shipper, shall have the right, at its sole risk, cost and expense, to install pipeline facilities and connect the wells connected or to be connected to such Additional Receipt Point. Any production units not connected to the Gathering System by Gatherer pursuant to this Section 3.3 shall be released from the Dedication Area. Any such production units connected to the Gathering System by Shipper pursuant to this Section 3.3 shall become “Excluded Units.” Shipper shall pay the Preferential Fee on Shipper’s Oil gathered from wells within an Excluded Unit.
(e)    Shipper shall have the right, at its sole risk, cost and expense, to install pipeline facilities and connect any wells outside of the Dedication Area to a point on the Gathering System. Any production units outside of the Dedication Area connected to the Gathering System by Shipper will become “Outside Units.” Shipper shall pay the Preferential Fee on Shipper’s Oil gathered from wells within an Outside Unit.
3.4    Gatherer shall design and construct the Base Gathering System, the CDP and each Additional Segment substantially as described in the applicable Construction Plan, as agreed by Gatherer and Shipper. All pipelines to be constructed pursuant to a Construction Plan (whether as part of the Base Gathering System or as part of an Additional Segment) shall be constructed of steel. Each Construction Plan shall be reasonably satisfactory to Shipper. Gatherer shall construct the Base Gathering System, the CDP and each Additional Segment with due diligence at its sole risk, cost and expense. Gatherer shall either provide a written report or schedule a conference call with Shipper regarding construction progress on a weekly basis while the Base Gathering System, the CDP and each Additional Segment are being constructed. Gatherer and Shipper shall work together to ensure completion of the Base Gathering System, the CDP and each Additional Segment in a timely manner.
3.5    Gatherer shall notify Shipper of the date on which each Additional Segment constructed or modified by Gatherer hereunder has been completed and is operational (the “Completion Date”). Except as otherwise set forth herein, by not later than 120 Days after the later of the Completion Date or the Expected Production Date, Shipper shall (a) commence and thereafter continue on an uninterrupted basis (except for interruptions caused by Force Majeure, Permissible Interruptions or Gatherer) delivery of Shipper’s Oil into such Additional Segment from the first well pad connected to the additional Receipt Point described in the applicable Construction Notice and (b) commence to pay all Fees required to be paid hereunder in connection with the gathering of such Shipper’s Oil. If Shipper does not commence such delivery within such 120-Day period, or thereafter ceases such delivery (in either case, a “Delivery Failure”), then Shipper shall, commencing on the first Day after such Delivery Failure, and continuing until Shipper has commenced or recommenced such delivery, pay all Fees that would be have been required to be paid hereunder if all of the Projected Volumes described in the applicable Construction Notice were, in fact, delivered.
3.6    In the event that (a) the Completion Date for an Additional Segment has not occurred prior to the Initial Production Date for such Additional Segment or (b) Gatherer is unable to take all of Shipper’s Oil volumes delivered at any Receipt Point (including because of events of Force Majeure), Shipper may sell any of Shipper’s Oil produced from the wells to be connected to such Additional Segment or connected to such Receipt Point, as applicable, free from the dedications under to this Agreement until such time as the Completion Date occurs or Gatherer can resume taking all of Shipper’s Oil volumes delivered at such Receipt Point, as applicable. If (a) the Completion Date for an Additional Segment has not occurred within 120 Days after the Initial Production Date for such Additional Segment or (b) Gatherer is unable to take all of Shipper’s Oil volumes delivered at any Receipt Point (including because of events of Force Majeure) for a period of 120 Days, Shipper may request that Gatherer release the wells connected to such Additional Segment from the Dedication Area, and Gatherer shall grant such dedication release and promptly deliver a recordable copy of such dedication release to Shipper.
3.7    In the event that Shipper makes any payment of Fees on account of a Delivery Failure pursuant to Section 3.5, all Projected Volumes used in the calculation of such payment shall be deemed to have been actually delivered for the purpose of satisfying the Minimum Volume Commitment. In the event that Shipper sells Shipper’s Oil free from the dedications under to this Agreement pursuant to Section 3.6, all such volumes shall be deemed to have been actually delivered for the purpose of satisfying the Minimum Volume Commitment.
3.8    Gatherer and Shipper shall collaborate to ensure that the Gathering System is configured in such a manner as to have reasonable ingress and egress to access roads and wells within the Dedication Area. With respect to any access roads constructed or to be constructed within the Dedication Area by a Party, such Party shall grant the other Party access to and use thereof. Each Party shall be responsible, and shall reimburse the other Party, for any damage caused by such Party to the other Party’s roads within the Dedication Area, ordinary wear and tear excepted.
3.9    In the event that Gatherer requires additional easements, rights-of-way, surface leases and/or easement rights under oil and gas leases (collectively, “Easements”), as applicable, in connection with the construction and/or modification of the Base Gathering System, the CDP or any Additional Segment, Gatherer shall describe such requirements in the applicable Construction Plan delivered to Shipper.
3.10    Ownership and operation of the Gathering System shall be solely vested in Gatherer, and Shipper shall have no rights to the same. Gatherer shall operate the Gathering System in accordance with the terms of the Tariff, this Agreement, Applicable Law and prevailing industry standards. In the event that trucking services are required to be provided by Gatherer, Gatherer shall provide such services in accordance with the terms of this Agreement, Applicable Law and prevailing industry standards
ARTICLE IV
CHARACTERISTICS OF THE GATHERING SYSTEM
4.1    Gatherer shall design, construct, equip, install, operate and maintain the Base Gathering System and any Additional Segments to have, at a minimum, the following characteristics:

(a)    the capability to reliably receive at the Receipt Points all volumes of Shipper’s Oil delivered by Shipper and re-deliver to the Delivery Points all the Equivalent Volume, in accordance with this Agreement and customary industry standards;
(b)    the capability to segregate, whether through use of separate pipelines or other means, (i) production from units generally producing 45 degree or lower API Gravity Shipper’s Oil and (ii) production from units generally producing greater than 45 degree API Gravity Shipper’s Oil, as specified in the design proposal attached hereto as Exhibit G;
(c)    LACT/ACT Units and pipeline sample posts with capabilities sufficient to support Shipper’s royalty accounting responsibilities with respect to quantity, API Gravity, sediment and water and sulfur content for each production unit, provided, that Shipper’s use of any such data is not intended to create, nor creates, any third-party beneficiary rights; and
(d)    insulated above ground pipe, the ability to run scraper pigs and the capability to take such other actions as necessary to ensure flow reliability.
4.2    Gatherer shall design, construct, equip, install, operate and maintain the CDP to have, at a minimum, the following characteristics:
(a)    the capability to receive, store and re-deliver all of Shipper’s Oil volumes gathered from Shipper in accordance with this Agreement and customary industry standards;
(b)    facilities available to Shipper on a first priority basis for loading and unloading volumes by truck utilizing six dual LACT/ACT Units; provided, however, that should Shipper determine that six dual LACT/ACT Units are not sufficient for loading and unloading Shipper’s volumes, Shipper shall provide written notice of such to Gatherer and Gatherer shall install, within sixty (60) Days of receipt of such notice, up to two additional LACT/ACT Units;
(c)    at least four dedicated tanks with up to 180,000 barrels of combined tank shell storage capacity; and
(d)    the capability to blend Shipper’s volumes of Shipper’s Oil in storage tanks in order to manage Shipper’s Oil API Gravity.
4.3    Gatherer shall provide, at no additional cost to Shipper, blending services to Shipper at the CDP sufficient to blend Shipper’s Oil to between 36 degree API Gravity and 55 degree API Gravity as specified by Shipper; provided, however, that Gatherer shall perform such blending using only Shipper’s Oil and shall not use or be obligated to use Crude Oil purchased from third parties in connection with such blending services. Each Month, Shipper shall instruct Gatherer either to (a) blend Shipper’s Oil to be delivered at the Delivery Points (including trucking facilities) to a target API Gravity or (b) deliver Shipper’s Oil directly from one of Shipper’s dedicated tanks at the CDP without blending, in each case in accordance with the nomination procedures described on Exhibit B attached hereto.
4.4    Gatherer shall provide batching capability to Shipper at the CDP to maintain segregation of grades described in Section 4.1(b) out of the Delivery Points at the CDP.
4.5    Shipper shall reimburse Gatherer for the actual costs of the ongoing power requirements for operation of Gatherer’s LACT units and injection pump facilities at the Receipt Points. Gatherer shall provide, at its sole risk, cost and expense, power for the CDP.

4.6    Gatherer shall provide, at its sole risk, cost and expense, line fill and tank bottoms.
4.7    Gatherer shall not prohibit or unreasonably restrict the ability of third party pipelines to connect to the CDP. Upon the connection of a third party pipeline to the CDP, the downstream connecting pipeline(s) shall become a Delivery Point.
ARTICLE V
QUANTITY, NOMINATION AND IMBALANCE PROCEDURES
5.1    During the Term, Shipper shall deliver and Gatherer shall take and receive 100% of Shipper’s Oil produced from wells located within the Core Units, Additional Units, the Excluded Units and the Outside Units, subject to the Reservations and the limitations described in Article II.
5.2    Shipper shall provide nominations to Gatherer with respect to the quantity of Shipper’s Oil to be delivered at each Delivery Point, which nominations shall be made in accordance with the nomination procedures described on Exhibit B attached hereto.
5.3    Gatherer shall not allow any third party Crude Oil to be commingled with Shipper’s Oil on the Gathering System; provided, however, that Gatherer may receive third party Crude Oil at the CDP so long as such third party Crude Oil is and remains segregated from Shipper’s Oil and may, subject to the Rules and Regulations and after consultation with Shipper, gather third party Crude Oil.
5.4    Notwithstanding anything herein to the contrary and without liability hereunder to Shipper or any other Person (but subject to the requirements of Section 12.5), Gatherer may interrupt or reduce its receipt, gathering and delivery of Shipper’s Oil for reasons of Force Majeure, maintenance, repair, emergency, construction or other causes beyond Gatherer’s reasonable control that restrict or curtail capacity in the Gathering System or the failure or inability of the operator of the takeaway facilities at the Delivery Points to receive Crude Oil (collectively, “Permissible Interruptions”). Gatherer shall (a) provide to Shipper reasonably prompt notice of any such event, specifying the anticipated duration thereof, (b) proceed with due diligence to restore service as promptly as commercially practical under the circumstances and (c) subject to Applicable Law, take so much of Shipper’s Oil as may be physically gathered on the Gathering System given such event as a first priority and in preference to all other volumes of Crude Oil that Gatherer may otherwise receive into the Gathering System.
5.5    Shipper shall be solely responsible for any and all Crude Oil imbalances it may have with the pipelines downstream of the Gathering System and Gatherer shall have no liability whatsoever, financial or otherwise, to any Person for any such Crude Oil imbalances. Gatherer shall work in good faith in conjunction with Shipper in administering and resolving any imbalance statements that may be issued by the downstream pipelines.
5.6    The Parties shall meet by not later than two months after the Effective Date, and then at least every three months thereafter, to discuss Shipper’s Projected Volumes for the next six fiscal quarters.
ARTICLE VI
CONTROL OF OIL
6.1    Shipper, at its sole risk, cost and expense, shall own, construct, equip, install, operate and maintain, or contract for, all lines and other necessary trucks and facilities, including atmospheric tank batteries, to transport and store Shipper’s Oil as contemplated by this Agreement.

6.2    As between Gatherer and Shipper, Shipper shall be in control and possession of Shipper’s Oil and responsible for any Losses incurred by any Person in connection with Shipper’s Oil (a) until Shipper’s Oil is delivered to Gatherer at the Receipt Points and (b) after the Equivalent Volume has been redelivered by Gatherer for the account of Shipper at the Delivery Points.
6.3    As between Gatherer and Shipper, Gatherer shall be in control and possession of Shipper’s Oil and responsible for any Losses incurred by any Person in connection with Shipper’s Oil (a) after Shipper’s Oil has been delivered to Gatherer at the Receipt Points and (b) until the Equivalent Volume is redelivered for the account of Shipper at the Delivery Points.
6.4    At all times, title to Shipper’s Oil shall remain with Shipper and not with Gatherer.
6.5    Notwithstanding anything stated to the contrary herein, Shipper reserves the following rights (the Reservations”):
(a)    The right to operate the Interests free from control by Gatherer and in such a manner as Shipper, in Shipper’s sole discretion, may deem advisable, including without limitation, the right, but never the obligation, to drill new wells, to repair and rework old wells, to renew or extend in whole or in part any leases and to abandon any well or surrender any lease in whole or in part.
(b)    The right to deliver Shipper’s Oil to the “lessors” under any leases for which such lessors are entitled to receive Shipper’s Oil in kind from the Interests under the terms of such leases.
(c)    The right to pool or unitize any leases (or any portion thereof) with other lands and leases. In the event of pooling or unitization, this Agreement shall cover Shipper’s Interest in the pool or unit and the Shipper’s Oil attributable thereto.
(d)    The right to disconnect, at Shipper’s sole risk, cost and expense, any Excluded Unit or any Outside Unit from the Gathering System.
(e)    The right to stabilize Shipper’s Oil for the purpose of lowering API Gravity, and the right to sell or transport natural gas liquids or condensate resulting from the stabilization and cooling process from the tank battery locations.
ARTICLE VII
MEASUREMENT AND TESTING
For purposes of this Agreement, (a) measurement of all volumes of Shipper’s Oil and determination of the sulfur content and API Gravity of Shipper’s Oil shall be undertaken on an “as delivered basis” and (b) determination of the API Gravity, sediment and water and sulfur content of Shipper’s Oil shall be undertaken in accordance with the procedures and requirements described on Exhibit C attached hereto. Each Day, Gatherer shall provide Shipper with all Receipt Point and Delivery Point Shipper’s Oil volumes attributable to Shipper’s Oil and tank levels in a computer file that may be uploaded by Shipper. Each Month, Gatherer shall determine the API Gravity, sediment and water and sulfur content of Shipper’s Oil received at a particular Receipt Point and provide such information to Shipper.
ARTICLE VIII
QUALITY
8.1    Shipper’s Oil shall, in the aggregate at any given Receipt Point, conform to the specifications, as may be amended or enforced from time to time, of the Tariff (collectively, the “Specifications”); provided, however, that Shipper’s Oil must be able to be blended at the CDP to meet the stricter of the following specifications: (i) the Tariff and (ii) the downstream pipelines receiving the Equivalent Volumes of Shipper’s Oil.
8.2    Should Shipper’s Oil fail at any time to conform to any and/or all of the Specifications, Gatherer may (without prior notice to Shipper) immediately suspend receipt of any off-specification Shipper’s Oil; provided, however, that Gatherer shall give notice to Shipper as promptly as is reasonably possible after Gatherer obtains knowledge of such nonconformance to allow Shipper to correct such condition(s). Should Shipper’s Oil fail to conform to any and/or all of the Specifications at a given Receipt Point, Shipper may sell such volumes of Shipper’s Oil free from the dedications under this Agreement until such time as Shipper’s Oil conforms to the Specifications. Gatherer shall not be obligated to accept Shipper’s Oil for delivery unless and until Shipper’s Oil conforms to the Specifications. Shipper shall be solely responsible for all Losses resulting from delivery of Shipper’s Oil that does not conform to the Specifications.
8.3    The receipt by Gatherer of Shipper’s Oil that fails to meet any one of the Specifications shall not be held to be a waiver of Gatherer’s right to refuse future receipts of Shipper’s Oil or relieve Shipper of any indemnity obligation under Article XVI.
ARTICLE IX
MINIMUM VOLUME COMMITMENT; FEES
9.1    Each Month during the Term hereof, Shipper (together with its Affiliates and Successors) shall deliver to Gatherer at the Receipt Points a minimum of 15,000 Barrels per Day (the “Minimum Volume Commitment”) for ten (10) years beginning on the System Completion Date. For purpose of calculating Shipper’s delivery of the Minimum Volume Commitment, (a) volume shall be calculated based on the trailing three (3) Month average volume gathered by Gatherer on the Gathering System and trucked by Gatherer pursuant to this Agreement and (b) volumes gathered via the Gathering System shall be counted before volumes trucked by Gatherer. In the event that Shipper does not deliver the Minimum Volume Commitment in any given Month, Gatherer shall charge the Tier 1 Gathering Fee on the aggregate Minimum Volume Commitment for such Month in lieu of the Gathering Fees contemplated by Section 9.2(a).
9.2    As consideration of the services rendered by Gatherer under this Agreement, Shipper shall pay to Gatherer the following fees (the “Fees”):
(a)    A Gathering Fee on all of Shipper’s Oil delivered at the Delivery Points via the Gathering System from wells in the Core Units and the Additional Units based on the following volumetric tiers:

Tier 1:	First 15,000 Barrels per Day	-	$1.75 per Barrel
Tier 2:	Greater than 15,000 and less than 30,000 Barrels per Day	-	$1.50 per Barrel
Tier 3:	Greater than 30,000 Barrels per Day	-	$1.00 per Barrel
For the avoidance of doubt, the rates in the table above are tiered. The Tier 1 rate applies to the first 15,000 Barrels per Day of transported volumes, the Tier 2 rate applies to the next 15,000 Barrels per Day of transported volumes and the Tier 3 rate applies to volumes in excess of 30,000 Barrels per Day.

(b)    A Gathering Fee on all of Shipper’s Oil delivered at the Delivery Points via the Gathering System from wells in the Excluded Units and the Outside Units (“Excluded Volumes”)

equal to $1.00 per Barrel (the “Preferential Fee”); provided, however, that in the event Shipper has delivered less than the Minimum Volume Commitment in the applicable Month, the Preferential Fee will be equal to the Tier 1 Gathering Fee with respect to such amount of Excluded Volumes as is necessary for Shipper to meet the Minimum Volume Commitment.
(c)    A Trucking Fee equal to (x) $1.75 per Barrel on all of Shipper’s Oil trucked by Gatherer from the Receipt Points to the CDP or any other Delivery Point until such time as Shipper has delivered the Minimum Volume Commitment and (y) $1.25 per Barrel on all additional Shipper’s Oil trucked by Gatherer from the Receipt Points to the CDP or any other Delivery Point above the Minimum Volume Commitment.
(d)    A Truck Loading Fee equal to $0.25 per Barrel on all of Shipper’s Oil either loaded onto or unloaded from trucks at the CDP or any other Delivery Point agreed to by the Parties; provided, however, that no Truck Loading Fee shall apply to any Barrels of Shipper’s Oil trucked by Gatherer pursuant to the terms of this Agreement.
9.3    Beginning in the second year following the System Completion Date, the Tier 2 Gathering Fee, the Tier 3 Gathering Fee, the Preferential Fee and the Truck Loading Fee will be increased by the amount equal to the annual percentage increase change in the Producer Price Index (the “PPI Adjustment”). The Tier 1 Gathering Fee will be subject to the PPI Adjustment beginning in the eleventh year following the Effective Date. In no event shall (i) the PPI Adjustment be greater than three percent (3%) in any given year or (ii) the Tier 2 Gathering Fee or the Tier 3 Gathering Fee exceed the Tier 1 Gathering Fee.
ARTICLE X
TERM
The term of this Agreement shall commence on the Effective Date and shall terminate on the twenty-fifth (25th) anniversary of the System Completion Date (the “Term”); provided, however, that if Gatherer has received no Shipper’s Oil from Shipper for any period of twelve (12) consecutive months, Gatherer may terminate this Agreement upon written notice to Shipper.
ARTICLE XI
STATEMENTS AND PAYMENTS
11.1    On or before the 20th day of each Month, Gatherer shall render to Shipper a statement (in both a PDF format and an electronic format suitable for download (Excel, CVS)) showing, for the immediately preceding Month, the volume and specifications of Shipper’s Oil received at each Receipt Point and the Equivalent Volumes delivered for Shipper’s account at each Delivery Point. In such statement, Gatherer shall include a calculation of the Fees determined in accordance with Article IX. Shipper shall pay the amount shown on such statement for the Fees to Gatherer within ten (10) Days following the date of Gatherer’s statement under this Section 11.1. All amounts due hereunder and remaining unpaid when due shall bear interest at the Prime Rate plus two percent per annum until paid, except amounts disputed in good faith.
11.2    Either Party or its agent shall have the right, at reasonable times during business hours and at its sole risk, cost and expense, to examine the books and records of the other to the extent necessary to audit and verify the accuracy of any statement made pursuant to this Agreement.
11.3    In the event an error is discovered in any such statement, such error shall be adjusted without interest or penalty as soon as reasonably possible, but in any event, within two (2) months from the date that such error is discovered; provided however, that any such statement is hereby deemed final as to both Parties unless disputed in writing within two (2) years from the date of such statement.
ARTICLE XII
REGULATION
12.1    This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Texas without reference to its conflict of laws principles. This Agreement and each provision hereof shall be subject to all Applicable Laws. Should either of the Parties, by force of any such Applicable Law, at any time during the Term be ordered or required to do any act inconsistent with the provisions hereof, then for that period during which the requirements of such Applicable Law are applicable to this Agreement, this Agreement shall be deemed modified to conform with the requirement of such Applicable Law, while preserving the commercial terms provided for in this Agreement to the extent reasonably possible; provided, however, that nothing herein shall alter, modify or otherwise affect the respective rights of the Parties to cancel or terminate this Agreement under the terms and conditions hereof. Further, either Party shall have the right to contest the validity of any such Applicable Law and neither acquiescence thereto nor compliance therewith for any period of time, nor any other provision contained herein, shall be construed as a waiver of such right.
12.2    Gatherer has informed Shipper, and Shipper hereby acknowledges and accepts, that the Gathering System will be an intrastate pipeline system operating only within the State of Texas, and is not intended to be subject to regulation under any Applicable Law by the Federal Energy Regulatory Commission (the “FERC”), or any successor thereof. Accordingly, as a principal condition to, and in consideration for, the execution of this Agreement by Gatherer, Shipper represents, warrants and covenants that (i) none of Shipper’s Oil delivered hereunder has been or will be dedicated to or delivered in interstate commerce, (ii) at the time Shipper’s Oil is delivered at the Receipt Points, Shipper shall not have identified any destination for Shipper’s Oil which is outside the State of Texas and Shipper does not intend to deliver any of Shipper’s Oil to be sold, transported or otherwise moved outside the State of Texas, (iii) all of Shipper’s Oil delivered to Gatherer under this Agreement shall be produced in the State of Texas, and (iv) Shipper’s Oil delivered hereunder is not intended to be transported or sold in interstate commerce in any manner which will subject the Gathering System to regulation by the FERC. In the event that Shipper breaches its representation, warranty and covenant contained in this Section 12.2, Gatherer, in addition to all other remedies at law or in equity, shall have the right, upon delivery of written notice to Shipper, to refuse receipt of Shipper’s Oil which has caused a breach of such representation, warranty and covenant. Gatherer’s election to refuse receipt of any of Shipper’s Oil pursuant to this Section 12.2 shall not release Shipper from any obligation to indemnify Gatherer for such breach under Article XVI or to pay for all Minimum Volume Commitments.
12.3    The Parties acknowledge that Gatherer is a common carrier for hire, and this Agreement and all gathering services performed by it on the Gathering System for Shipper pursuant to this Agreement, shall be subject to the rules and regulations in the Tariff, including, without limitation, laws and regulations that prevent discrimination in favor of any given shipper or the provision of service for consideration other than the rate set forth in a published tariff; provided, however, that as between Gatherer and Shipper, if there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Tariff, the terms and conditions of the Tariff will govern and control.
12.4    Shipper hereby covenants and agrees that it shall not, and shall not allow any Affiliate to, challenge any rate, fee, specification or other term of any tariff filed or proposed by Gatherer with any applicable Governmental Authority asserting or attempting to assert jurisdiction over all or any portion of the Gathering System so long as such rate, fee, specification or other term is no more unfavorable than the terms and conditions of this Agreement and the Tariff (it being understood that Gatherer and Shipper intend for this

Agreement and the Tariff to constitute the sole terms and conditions relating to Shipper’s use of the Gathering System). This Section 12.4 shall be binding upon any Successor or any Affiliate of such Successor.
12.5    If Gatherer does not have the capacity on the Gathering System to take and receive 100% of Shipper’s Oil in accordance with Section 5.1 (the “Necessary Capacity”) (including as a result of an Event of Force Majeure), Gatherer agrees to take commercially reasonable actions to replace or restore the portion of such capacity that is unavailable. Gatherer will commence and complete such action within a commercially reasonable period of time to minimize the service disruption. During any interim period when any portion of the Necessary Capacity is unavailable, Shipper may sell any of Shipper’s Oil produced from the wells affected by the capacity shortage free from the dedications under to this Agreement until such time as Gatherer has restored the Necessary Capacity. In the event that Shipper sells Shipper’s Oil free from the dedications under to this Agreement pursuant to this Section 12.5, all such volumes shall be deemed to have been actually delivered for the purpose of satisfying the Minimum Volume Commitment.
ARTICLE XIII
TAXES AND ROYALTIES
13.1    Shipper shall be obligated to pay all Taxes levied, assessed or collected with respect to the production of Shipper’s Oil or the delivery thereof to the Receipt Points, including any Tax levied, assessed or collected as a result of any Change in Law. In addition, Shipper shall be obligated to pay all Taxes levied, assessed or collected with respect to the services rendered hereunder to the extent that any such Tax is levied, assessed or collected as a result of any Change in Law. To the extent any such Taxes are not assessed directly with respect to Shipper’s Oil or the services rendered hereunder, Gatherer shall calculate and assess any such Taxes on a pro rata basis (calculated on a per Barrel basis based on the volume of Shipper’s Oil on the Gathering System at the time such calculation is made). Notwithstanding the foregoing, any (i) Tax that may be based on the gross revenues, operating income or net income of Gatherer, or (ii) ad valorem, real property, personal property or similar Taxes based on ownership of the Gathering System, shall be borne by Gatherer.
13.2    Shipper shall timely pay all Taxes described in Section 13.1. In the event that Shipper fails to timely pay any such Taxes, Gatherer may, upon two (2) Days’ notice, pay them and deduct the amount so paid from any sums owned by Gatherer to Shipper hereunder.
13.3    In addition to the Taxes described in Section 13.1, Shipper shall be responsible for the payment of all royalties, overriding royalties, production payments, fees, charges or other payments attributable to Shipper’s Oil (including any such royalties, overriding royalties, production payments, fees, charges or payments with respect to liquefiable hydrocarbons or other constituents contained therein or removed therefrom).
ARTICLE XIV
REPRESENTATIONS AND WARRANTIES
14.1    Each Party hereby represents and warrants to the other Party that:
(a)    Such Party is a limited partnership or limited liability company, as applicable, duly formed, validly existing and in good standing under the laws of the State of Texas (in the case of Shipper) or the State of Delaware (in the case of Gatherer), with full limited partnership or limited liability company, as applicable, power, right and authority to own and lease the assets and properties it currently owns and leases, and to carry on its business as such business is currently being conducted.

(b)    Such Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Party of this Agreement and the performance by each Party of its obligations hereunder have been duly and validly authorized by all necessary limited partnership or limited liability company, as applicable, proceedings on the part of such Party. This Agreement has been duly and validly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally or by general equitable principles regardless of whether considered in a proceeding at law or in equity.
(c)    The execution and delivery by such Party of this Agreement does not, and the performance by such Party of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of such Party, (ii) violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any contract or agreement to which such Party is a party, or require any notice under any contract or agreement to which such Party is a party or by which it is bound, (iii) violate or breach any Applicable Law or (iv) require the consent, approval or authorization of, filing with or notice to any Person, which, if not obtained, would prevent such Party from performing its obligations hereunder.
14.2    In addition to its representations and warranty in Section 12.2, Shipper represents and warrants, for itself, its successors and assigns, to Gatherer that (i) Shipper has good title to (or otherwise has the right to deliver) all of Shipper’s Oil delivered hereunder and all of Shipper’s Oil delivered hereunder is free and clear of any and all liens and encumbrances and (ii) as of the Effective Date, no Interest is a Prior Dedicated Interest.
14.3    Gatherer represents and warrants, for itself, its successors and assigns, to Shipper that from the time of receipt at the Receipt Points to the time of delivery at the Delivery Points all of Shipper’s Oil delivered hereunder shall be free and clear of any and all liens and encumbrances.
ARTICLE XV
EASEMENTS
To the extent that it may contractually or lawfully do so under its Easements, each Party hereby grants, assigns and transfers to the other Party or its designee an easement on or across the granting Party’s Easements, together with the right of ingress and egress, for the purpose of installing, using, inspecting, repairing, operating, replacing and/or removing pipe, meters, lines, electrical power-related equipment and other equipment used or useful in the performance of this Agreement. It is intended that any personal property of the Parties or their designees placed in or upon any of such real property shall remain the personal property of the respective Party or its designee, subject to removal by it within a reasonable time after the expiration or termination of this Agreement.
ARTICLE XVI
INDEMNITY
16.1    Shipper hereby agrees to indemnify, protect, defend and hold harmless Gatherer, its Affiliates and each of its and their respective officers, directors, employees, agents, partners, representatives, contractors, subcontractors, consultants and advisors (collectively, “Gatherer Indemnitees”) from and against any and all Losses arising out of or resulting from (a) Shipper’s Oil, except to the extent such Losses arise in connection with any action or failure to act by Gatherer while Shipper’s Oil is in the possession and control of Gatherer, (b) the breach of any representation or warranty of Shipper contained in this Agreement, (c) the breach of any other agreement, covenant or obligation of Shipper in this Agreement and (d) Shipper’s business operations, including all noise, odors, Emissions, pollution or other contamination whatsoever occurring in connection with such operations.
16.2    Gatherer hereby agrees to indemnify, protect, defend and hold harmless Shipper, its Affiliates and each of its and their respective officers, directors, employees, agents, partners, representatives, contractors, subcontractors, consultants and advisors (collectively, “Shipper Indemnitees”) from and against any and all Losses arising out of or resulting from (a) Shipper’s Oil if such Losses arise in connection with any action or failure to act of Gatherer while Shipper’s Oil is in the possession and control of Gatherer, (b) the breach of any representation or warranty of Gatherer contained in in this Agreement, (c) the breach of any other agreement, covenant or obligation of Gatherer in this Agreement and (d) Gatherer’s business operations, including all noise, odors, Emissions, pollution or other contamination whatsoever occurring in connection with such operations.
16.3    GATHERER HEREBY RELEASES SHIPPER FROM ANY LIABILITY FOR, AND HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH SHIPPER INDEMNITEE FROM AND AGAINST, ALL LOSSES, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE NEGLIGENCE OF ANY SHIPPER INDEMNITEE, ARISING IN CONNECTION HEREWITH IN FAVOR OF ANY EMPLOYEE, CONTRACTOR OR CONSULTANT OF ANY GATHERER INDEMNITEE ON ACCOUNT OF BODILY INJURY, DEATH OR DAMAGE TO PROPERTY OF SUCH EMPLOYEE OR CONSULTANT.
16.4    SHIPPER HEREBY RELEASES GATHERER FROM ANY LIABILITY FOR, AND HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS EACH GATHERER INDEMNITEE, FROM AND AGAINST, ALL LOSSES, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF OR THE NEGLIGENCE OF ANY GATHERER INDEMNITEE, ARISING IN CONNECTION HEREWITH IN FAVOR OF ANY EMPLOYEE, CONTRACTOR OR CONSULTANT OF ANY SHIPPER INDEMNITEE ON ACCOUNT OF BODILY INJURY, DEATH OR DAMAGE TO PROPERTY OF SUCH EMPLOYEE OR CONSULTANT.
16.5    All indemnity obligations and liabilities assumed by the Parties under terms of this Agreement shall be without limit, and shall survive until the second (2nd) anniversary of the termination of this Agreement.
16.6    Each Party shall procure and maintain during the entire Term, at its own expense, with an insurance company or companies authorized to do business in the State of Texas or through a self-insurance program, insurance coverages of the kind and in the specified minimum amounts set forth on Exhibit D attached hereto.
ARTICLE XVII
NOTICES AND STATEMENTS
17.1    All notices, statements, payments and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been effectively given when deposited in the United States mail or with an overnight courier service, or when sent via email or facsimile, as the case may be, addressed to:

Notices:

If to Gatherer:	If to Shipper:
Republic Midstream, LLC c/o ArcLight Capital Partners, LLC 200 Clarendon Street, 55th Floor Boston, MA 02117 Attn: Christine Miller Email: cmiller@arclightcapital.com Facsimile: (617) 867-4698	Penn Virginia Oil & Gas, L.P. 840 Gessner, Suite 800 Houston, TX 77024 Attn: Vice President, Oil & Gas Marketing Email: jill.zivley@pennvirginia.com Facsimile: (713) 722-6601

With a copy to:	With a copy to:
American Midstream Partners, L.P.
1400 16th Street, Suite 310
Denver, CO 80202
Attn: William B. Mathews
Email: bmathews@americanmidstream.com
Facsimile: (720) 457-6040

and

JP Energy Partners LP
600 East Las Colinas Blvd., Suite 2000
Irving, TX 75039
Attn: Legal Department
Email: Legal@jpep.com
Facsimile: (972) 444-0320
Penn Virginia Corporation Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, PA 19087-4564 Attn: General Counsel Email: nancy.snyder@pennvirginia.com Facsimile: (610) 687-3688

Statements:

Penn Virginia Oil & Gas, L.P. 840 Gessner, Suite 800 Houston, TX 77024 Attn: Vice President, Oil & Gas Marketing Email: jill.zivley@pennvirginia.com Facsimile: (713) 722-6601

Payments:

Comerica Bank 1717 Main Street Dallas, Texas 75201 ABA Routing #111000753 For Account of: Republic Midstream, LLC Account #: 1881761173

17.2    Notices of change of address of either Party shall be given in writing to the other in the manner aforesaid and shall be observed in the giving of all future notices, statements or other communications required or permitted to be given hereunder.

ARTICLE XVIII
FORCE MAJEURE
18.1    Upon occurrence of an event of Force Majeure, Shipper’s or Gatherer’s obligation to perform, wholly or in part, any commitment or undertaking set forth in this Agreement, other than the obligation to make payments of amounts due hereunder (including the obligations set forth in Section 9.1), shall be suspended to the extent and for the period of such Force Majeure condition; provided, however, that the Party whose obligations are so affected shall promptly give written notice to the other Party describing the event of Force Majeure in reasonable detail.
18.2    Should there be an event of Force Majeure affecting performance hereunder, such events shall be remedied with all reasonable dispatch to ensure resumption of normal performance.
18.3    Notwithstanding Section 18.2, settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the requirement in Section 18.2 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes and lockouts by acceding to the demands of the third parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.
ARTICLE XIX
CONFIDENTIAL INFORMATION
19.1    Except as permitted by Section 19.2, (i) each Party shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person and (ii) each Party shall use the Confidential Information only in connection with the operation of the Gathering System.
19.2    Notwithstanding Section 19.1, but subject to the other provisions of this Article XIX, a Party may make the following disclosures and uses of Confidential Information:
(a)    disclosures required for such Party to perform its duties under this Agreement;
(b)    disclosures to an Affiliate of such Party, including the representatives of such Affiliate, for purposes in furtherance of the operation of the Gathering System and has agreed to abide by the terms of this Article XIX;
(c)    disclosures to a Person that is not a Party or an Affiliate of a Party, if such Person has been retained by Gatherer to provide services in connection with the operation of the Gathering System and has agreed to abide by the terms of this Article XIX;
(d)    disclosures to a bona-fide potential direct or indirect purchaser of the Gathering System and the advisors or representatives of such potential purchaser, if such potential purchaser has agreed to abide by the terms of this Article XIX;
(e)    disclosures to working interest or joint venture partners with respect to leases or wells in the Dedication Area;
(f)    disclosures required by Applicable Law or the rules of any national securities exchange or automated quotation system;

(g)    disclosures to financial institutions requiring such disclosure as a condition precedent to making or renewing a loan or in connection with any covenant made in connection with such loan(s) or any existing loan of such Party or its Affiliates; and
(h)    disclosures to the legal advisors, financial advisors, consultants or independent certified public accountants for such Party or its Affiliates.
19.3    Each Party shall take such precautionary measures as may be required to ensure (and such Party shall be responsible for) compliance with this Article XIX by any of its representatives and other Persons to which it may disclose Confidential Information in accordance with this Article XIX.
19.4    The Parties agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Article XIX, the continuation of which, if not remedied, shall cause the non-breaching Party to suffer irreparable harm. Accordingly, the Parties agree that each Party shall be entitled, in addition to other remedies that may be available to such Party, to immediate injunctive relief from any breach of any of the provisions of this Article XIX and to specific performance of its rights hereunder, as well as to any other remedies available at law or in equity.
19.5    The obligations of the Parties under this Article XIX shall terminate on the second anniversary of the termination of this Agreement.
ARTICLE XX
ASSIGNMENT OR SALE OF GATHERING SYSTEM
20.1    Gatherer may not sell, assign or transfer any of its rights or obligations under this Agreement, or any of its right, title and interests in or to the Gathering System, without the prior written consent of Shipper which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Gatherer may, without Shipper’s consent, (i) sell all, or any portion of, the Gathering System to JP Energy Partners, LP, American Midstream Partners L.P. or any respective subsidiary thereof, (ii) assign, mortgage, hypothecate, pledge or otherwise encumber all or any portion of Gatherer’s interest in and to this Agreement (including its rights and obligations hereunder), and/or its right, title and interest in and to the Gathering System in favor of any Financing Party and its successors and assigns (each a, “Collateral Assignment”), and (iii) following the System Completion Date, sell, assign or transfer all, but not less than all, of the Gathering System, and the associated rights and obligations under this Agreement, to a Reputable and Prudent Operator.
20.2    As used herein, a “Reputable and Prudent Operator” shall mean any entity that: (i) is a pipeline operator which, in Shipper’s reasonable opinion, is experienced in operating gathering and pipelines systems similar to the Gathering System; (ii) has not filed a voluntary bankruptcy proceeding or been declared a bankrupt involuntarily; (iii) has not been blocked by any Governmental Authority from holding any permits, licenses or approvals necessary to operate the Gathering System as contemplated by this Agreement; (iv) has a health, safety and environmental compliance record reasonably satisfactory to Shipper; and (v) has a net worth of $100 million or more on a consolidated basis.
20.3    Notwithstanding the foregoing or anything in this Agreement to the contrary, Shipper agrees that in connection with a Collateral Assignment, any such Financing Party may assign such right, title and interests in and to this Agreement and/or the Gathering System to a Reputable and Prudent Operator in connection with the sale, transfer or exchange of its rights under this Agreement or right, title, and interests in the Gathering System or for the purpose of operating the Gathering System pursuant to such assignment upon and after the exercise of its rights and enforcement of its remedies against the Gathering System under any deed of trust or other security instrument creating a lien, security interest or other rights in its favor.
20.4    No assignment of this Agreement shall be made by Shipper except to a Person that is acquiring an interest in all or part of the Dedication Area contemporaneous with such assignment. Furthermore, Shipper may not sell, assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Gatherer, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Shipper may, without Gatherer’s consent, sell, assign or transfer any of its rights or obligations under this Agreement to a creditworthy entity with net assets at least equal to the net assets of Shipper on the date of assignment or transfer.
ARTICLE XXI
MISCELLANEOUS
21.1    All Article, Section and Exhibit references used in this Agreement are to Articles, Sections and Exhibits to this Agreement unless otherwise specified. The Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
21.2    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “includes without limitation” or “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to an Applicable Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. Dollars.
21.3    This Agreement may be executed in as many counterparts as deemed necessary. When so executed, the aggregate counterparts shall constitute one Agreement and shall have the same effect as if both Parties signing counterparts had executed the same instrument.
21.4    This Agreement may not be amended or modified except pursuant to a written instrument signed by both of the Parties. Either Party may waive on its own behalf compliance by the other Party with any term or provision hereof; provided, however, that any such waiver shall be in writing and shall not bind the non-waiving Party. The waiver by either Party of a breach of any term or provision shall not be construed as a waiver of any subsequent breach of the same or any other provision.
21.5    This Agreement is binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.
21.6    The Parties agree and confirm that this Agreement was prepared jointly by both Parties and not by any one Party to the exclusion of the other.
21.7    Except as provided in Article XVI, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person other than the Parties is entitled to rely on or enforce any provision hereof.
21.8    This Agreement (including the Exhibits attached hereto) contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no prior agreements, understandings, representations or warranties between the Parties, other than those set forth or referred to herein or therein.

21.9    NO PARTY, INCLUDING AND ON BEHALF OF, GATHERER INDEMNITIES AND SHIPPER INDEMNITIES, SHALL UNDER ANY CIRCUMSTANCES BE LIABLE FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BY STATUTE, IN TORT OR BY CONTRACT OR OTHERWISE, EXCEPT WHERE SUCH DAMAGES WERE CAUSED BY THE WILLFUL MISCONDUCT OR FRAUD OF SUCH PARTY. THE PROVISIONS OF THIS SECTION 21.9 SHALL BE ENFORCEABLE ONLY TO THE EXTENT ALLOWED BY, AND SHALL BE SUBJECT TO, ANY APPLICABLE REQUIREMENTS AND PROCEDURES SET FORTH IN, APPLICABLE LAW.
21.10    In the event of litigation arising with respect to this Agreement, either Party may offer into evidence an electronic image of the signed Agreement, any amendment hereto or any correspondence exchanged in connection herewith and shall not be required to maintain or produce an original paper copy of any such document. Any such electronic copy shall be deemed an original and may be admitted into evidence for all purposes, notwithstanding the “best evidence” rule or any other rule of evidence that would prohibit or restrict its admissibility.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year hereinabove first written.

REPUBLIC MIDSTREAM, LLC

By:
Name:    Daniel R. Revers
Title:    President

PENN VIRGINIA OIL & GAS, L.P.

By:    Penn Virginia Oil & Gas GP LLC,
its general partner

By:
Name:    Jill T. Zivley
Title:    Vice President, Oil & Gas Marketing